Exhibit 99.1

FARO Reports Third Quarter 2018 Financial Results

LAKE MARY, FL, October 31, 2018 - FARO® (NASDAQ: FARO), the world’s most trusted source for 3D measurement and imaging solutions for 3D factory, construction BIM, 3D design, public safety forensics, and photonics applications, today announced its financial results for the third quarter and nine months ended September 30, 2018. Highlights from the first nine months of 2018 results included:

•	Continued our double-digit year-over-year sales growth at 14.3% year-to-date

•	Decreased operating expenses as a percentage of sales by 1.1 pts.

•	Continued our new product drumbeat with 14 new product releases

•	Increased ending sales headcount by 11.3% with improved salesforce efficiency

“We continued our new product drumbeat by releasing eight new important products since the start of July, highlighted by the introduction of our 6DoF Vantage Laser Tracker platform with 6Probe to expand the reach of large volume measurement,” stated Dr. Simon Raab, President and Chief Executive Officer. “We continued our trend of year-over-year double-digit sales growth for a fifth consecutive quarter and invested in increasing our sales headcount while maintaining our trailing 12 months orders per sales FTE metric from the prior quarter. We added to our vertical footprint with a new Photonics vertical through a combination of acquisitions aimed at being a technology leader in laser steering. We enter our important fourth quarter with the most technically advanced and expansive product portfolio in our history.”

Nine months ended September 30, 2018
Total sales increased by $36.3 million, or 14.3%, to $290.8 million for the nine months ended September 30, 2018 from $254.5 million for the nine months ended September 30, 2017. Our sales increase was primarily driven by strong growth of units sold in our construction BIM and emerging verticals segments, higher average selling prices in our 3D factory segment, and service revenue growth. New order bookings increased by $36.7 million, or 13.8%, to $303.1 million for the nine months ended September 30, 2018 from $266.4 million for the nine months ended September 30, 2017.

During the third quarter of 2018, we performed an analysis of our inventory reserves in connection with our recent new product introductions and acquisitions and recorded a charge of $4.7 million, or approximately 5% of total inventory, increasing our reserve for excess and obsolete inventory based on the determination that quantities on-hand for certain legacy products exceeded our revised sales projections.

Gross margin increased to 56.3% for the first nine months of 2018, compared with 56.0% for the same prior year period mostly due to higher average selling prices and improvements in manufacturing efficiencies offset partly by the increase in our inventory reserve during the third quarter. Excluding the $4.7 million increase in the inventory reserve during the third quarter of 2018, gross margin would have been 58.0%, up 2.0 percentage points compared with the same prior year period.

Net loss for the first nine months of 2018 was $0.8 million or a loss of $0.05 per share, compared with a net loss of $3.5 million or loss of $0.21 per share for the first nine months of 2017. Excluding the $4.7 million increase in the inventory reserve during the third quarter of 2018, net income would have been $3.2 million or $0.19 per share, up $0.40 per share compared with the same prior year period.

Third Quarter 2018
Total sales increased by $9.4 million, or 10.5%, to $99.7 million for the quarter ended September 30, 2018 from $90.3 million for the quarter ended September 30, 2017. Our third quarter sales increase was primarily driven by higher units sold and average selling prices across all segments, highlighted by a 17.4% year-over-year sales growth for our Asia Pacific region. We entered the third quarter last year with additional order backlog of approximately $5 million between construction BIM and public safety forensics, as demand for our new Focus laser scanner models exceeded our production capacity at that time. We shipped this additional backlog in the third quarter last year which shifted the timing of our quarterly sales with the third quarter in 2017 driven higher than our typical seasonality.

New order bookings increased by $10.0 million, or 11.0%, to $100.5 million for the quarter ended September 30, 2018 from $90.5 million for the quarter ended September 30, 2017. With our trailing 12 months new order bookings of $413.7 million and sales FTE headcount at 586, our trailing 12 months orders per sales FTE metric was approximately $706,000, same as prior quarter.

Gross margin was 52.5% for the third quarter of 2018, compared with 57.7% for the same prior year period, primarily driven by the increase in the inventory reserve, the product mix of used demo sales, and lower service margin. Excluding the $4.7 million increase in the inventory reserve, gross margin would have been 57.2%, down 0.5 percentage points compared with the same prior year period.

Net loss was $2.5 million or loss of $0.15 per share for the third quarter of 2018, compared with net income of $1.6 million or $0.10 per share for the third quarter last year. Excluding the $4.7 million increase in the inventory reserve, net income would have been $1.5 million or $0.09 per share, down $0.01 per share compared with the same prior year period.

As of September 30, 2018, cash and short-term investments totaled $135.0 million, of which $71.4 million was held by foreign subsidiaries.

Non-GAAP Financial Measures
This press release contains information about our financial results that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures, including adjusted gross profit, adjusted gross margin, adjusted net income (loss) and adjusted net income (loss) per share, exclude the impact of the increase in our inventory reserve resulting from the analysis of our inventory reserves performed in the third quarter of 2018 in connection with our recent new product introductions and acquisitions. These non-GAAP financial measures are provided to enhance investors’ overall understanding of our historical operations and financial performance. Management believes that these non-GAAP financial measures provide investors with relevant period-to-period comparisons of our core operations. These financial measures are not recognized terms under GAAP, and should not be considered in isolation or as a substitute for a measure of financial performance prepared in accordance with GAAP. These non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance. These non-GAAP financial measures, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation. The financial statement tables that accompany this press release include a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

About FARO
FARO is the world’s most trusted source for 3D measurement, imaging and realization technology. The Company develops and markets computer-aided measurement and imaging devices and software for the following vertical markets:

•	3D Factory - High-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes

•	Construction BIM - 3D capture of as-built construction projects and factories to document complex structures and perform quality control, planning and preservation

•
Public Safety Forensics - Capture and analysis of on-site real world data to investigate crash, crime and fire, plan security activities and provide virtual reality training for public safety personnel

•	3D Design - Capture and edit part geometries or environments for design purposes in product development, computer graphics and dental and medical applications

•	Photonics - Develop and market galvanometer-based laser measurement products and solutions

FARO’s global headquarters is located in Lake Mary, Florida. The Company also has a technology center and manufacturing facility consisting of approximately 90,400 square feet located in Exton, Pennsylvania containing research and development, manufacturing and service operations of our FARO Laser Tracker and FARO Cobalt Array Imager product lines.  The Company's European regional headquarters is located in Stuttgart, Germany and its Asia-Pacific regional headquarters is located in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, India, China, Malaysia, Thailand, South Korea, Japan, and Australia.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about demand for and customer acceptance of FARO’s products, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “will” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.
Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•
declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions; and

•
other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in Part II, Item 1A. Risk Factors in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.
More information is available at http://www.faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands, except share and per share data)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Sales
Product	$75,817	$68,563	$222,118	$193,476
Service	23,888	21,687	68,665	61,018
Total sales	99,705	90,250	290,783	254,494
Cost of Sales
Product	34,004	26,673	88,766	78,186
Service	13,384	11,543	38,223	33,765
Total cost of sales (exclusive of depreciation and amortization, shown separately below)	47,388	38,216	126,989	111,951
Gross Profit	52,317	52,034	163,794	142,543
Operating Expenses
Selling and marketing	27,811	25,990	86,166	74,884
General and administrative	12,496	10,307	34,889	32,883
Depreciation and amortization	4,747	4,368	13,467	12,075
Research and development	9,975	9,019	29,364	26,530
Total operating expenses	55,029	49,684	163,886	146,372
(Loss) income from operations	(2,712)	2,350	(92)	(3,829)
Other expense (income)
Interest income, net	(96)	(78)	(205)	(249)
Other expense (income), net	226	(147)	868	320
(Loss) income before income tax (benefit) expense	(2,842)	2,575	(755)	(3,900)
Income tax (benefit) expense	(354)	947	73	(442)
Net (loss) income	$(2,488)	$1,628	$(828)	$(3,458)
Net (loss) income per share - Basic	$(0.15)	$0.10	$(0.05)	$(0.21)
Net (loss) income per share - Diluted	$(0.15)	$0.10	$(0.05)	$(0.21)
Weighted average shares - Basic	17,122,705	16,708,446	16,976,459	16,697,729
Weighted average shares - Diluted	17,122,705	16,796,518	16,976,459	16,697,729

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	September 30, 2018 (unaudited)	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$115,098	$140,960
Short-term investments	19,871	10,997
Accounts receivable, net	75,361	72,105
Inventories, net	62,471	53,786
Prepaid expenses and other current assets	22,024	16,311
Total current assets	294,825	294,159
Property and equipment:
Machinery and equipment	73,748	66,514
Furniture and fixtures	6,817	6,945
Leasehold improvements	20,049	19,872
Property and equipment at cost	100,614	93,331
Less: accumulated depreciation and amortization	(69,919)	(61,452)
Property and equipment, net	30,695	31,879
Goodwill	66,201	52,750
Intangible assets, net	36,030	22,540
Service and sales demonstration inventory, net	35,288	39,614
Deferred income tax assets, net	15,685	15,606
Other long-term assets	4,689	2,030
Total assets	$483,413	$458,578
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,401	$11,569
Accrued liabilities	29,186	27,362
Income taxes payable	908	4,676
Current portion of unearned service revenues	30,517	29,674
Customer deposits	2,538	2,604
Total current liabilities	79,550	75,885
Unearned service revenues - less current portion	13,940	11,815
Deferred income tax liabilities	613	695
Income taxes payable - less current portion	14,579	15,952
Other long-term liabilities	3,772	2,165
Total liabilities	112,454	106,512
Shareholders’ equity:
Common stock - par value $.001, 50,000,000 shares authorized; 18,675,208 and 18,277,142 issued, respectively; 17,252,160 and 16,796,884 outstanding, respectively	19	18
Additional paid-in capital	249,284	223,055
Retained earnings	170,161	168,624
Accumulated other comprehensive loss	(16,896)	(7,822)
Common stock in treasury, at cost; 1,423,048 and 1,480,258 shares, respectively	$(31,609)	$(31,809)
Total shareholders’ equity	$370,959	$352,066
Total liabilities and shareholders’ equity	$483,413	$458,578

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended
(in thousands)	September 30, 2018	September 30, 2017
Cash flows from:
Operating activities:
Net loss	$(828)	$(3,458)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	13,467	12,075
Stock-based compensation	5,717	4,823
Provision for bad debts	360	321
Loss on disposal of assets	401	263
Provision for excess and obsolete inventory	5,357	1,271
Deferred income tax (benefit) expense	(161)	224
Change in operating assets and liabilities:
Decrease (Increase) in:
Accounts receivable	(1,882)	3,701
Inventories	(12,104)	(11,450)
Prepaid expenses and other current assets	(4,257)	(3,834)
(Decrease) Increase in:
Accounts payable and accrued liabilities	569	(2,774)
Income taxes payable	(5,082)	(598)
Customer deposits	(107)	(6)
Unearned service revenues	3,415	(1,326)
Net cash provided by (used in) operating activities	4,865	(768)
Investing activities:
Proceeds from sale of investments	—	32,000
Purchases of investments	(9,000)	—
Purchases of property and equipment	(6,895)	(6,081)
Payments for intangible assets	(1,716)	(1,345)
Acquisition of businesses	(27,638)	(5,496)
Equity investments and advances to affiliates	(1,786)	—
Net cash (used in) provided by investing activities	(47,035)	19,078
Financing activities:
Payments on capital leases	(84)	(6)
Payment of contingent consideration for acquisitions	(638)	(521)
Proceeds from issuance of stock related to stock option exercises	20,901	387
Net cash provided by (used in) financing activities	20,179	(140)
Effect of exchange rate changes on cash and cash equivalents	(3,871)	5,502
(Decrease) increase in cash and cash equivalents	(25,862)	23,672
Cash and cash equivalents, beginning of period	140,960	106,169
Cash and cash equivalents, end of period	$115,098	$129,841

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net (loss) income	$(2,488)	$1,628	$(828)	$(3,458)
Currency translation adjustments, net of income tax	(4,911)	3,875	(9,074)	15,174
Comprehensive (loss) income	$(7,399)	$5,503	$(9,902)	$11,716

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA

	Three Months Ended			Nine Months Ended
(sales in thousands)	Q3 2018 Sales	Q3 2017 Sales	% Change	Q3 2018 Sales	Q3 2017 Sales	% Change
Reporting Segments
3D Factory(1)	$64,182	$58,529	9.7%	$190,584	$172,524	10.5%
Construction BIM(2)	23,710	22,751	4.2%	69,994	60,550	15.6%
Emerging Verticals(3)	11,813	8,970	31.7%	30,205	21,420	41.0%
Total	$99,705	$90,250	10.5%	$290,783	$254,494	14.3%

(1) The 3D Factory reporting segment (formerly known as Factory Metrology) contains solely our 3D Factory vertical (formerly our Factory Metrology and 3D Machine Vision verticals).
(2) The Construction BIM reporting segment contains solely our Construction BIM vertical (formerly known as Construction BIM-CIM).
(3) The Emerging Verticals reporting segment (formerly known as Other) includes our 3D Design (formerly known as Product Design), Public Safety Forensics, and Photonics verticals.

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA

	New Order Bookings (in millions)	Ending Sales Headcount	Sales FTE Headcount (1)	Trailing 12 Months Sales FTE Headcount (1)	Trailing 12 Months Orders per Sales FTE (in thousands) (1)
Q2-16	$81.6	468	424	419	$782
Q3-16	$79.8	507	435	424	$790
Q4-16	$95.8	536	454	432	$766
Q1-17	$86.9	593	486	450	$765
Q2-17	$88.9	627	516	473	$743
Q3-17	$90.5	635	548	501	$723
Q4-17	$110.6	631	568	530	$711
Q1-18	$96.1	653	581	553	$698
Q2-18	$106.5	672	591	572	$706
Q3-18	$100.5	707	604	586	$706

(1) Sales full-time experienced (“FTE”) is a metric whereby sales headcount is measured as a time-weighted average with the first year contribution of a new employee discounted by an experience factor.

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION OF REPORTED TO ADJUSTED
GROSS PROFIT AND GROSS MARGIN
(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
(dollars in thousands)	2018	% of Sales	2017	% of Sales	2018	% of Sales	2017	% of Sales

Gross profit and gross margin, as reported	$52,317	52.5%	$52,034	57.7%	$163,794	56.3%	$142,543	56.0%
Inventory reserve charge (1)	4,734	4.7%	—	—%	4,734	1.7%	—	—%
Gross profit and gross margin, as adjusted	$57,051	57.2%	$52,034	57.7%	$168,528	58.0%	$142,543	56.0%

(1) During the third quarter of 2018, we performed an analysis of our inventory reserves in connection with our recent new product introductions and acquisitions and recorded a charge of $4.7 million, or approximately 5% of total inventory, increasing our reserve for excess and obsolete inventory based on the determination that quantities on-hand for certain legacy products exceeded our revised sales projections.

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION OF REPORTED TO ADJUSTED
NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE
(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Net (loss) income, as reported	$(2,488)	$1,628	$(828)	$(3,458)
Inventory reserve charge (1)	$4,734	$—	$4,734	$—
Income tax expense on inventory reserve charge	(702)	—	(702)	—
Total inventory reserve charge after tax	4,032	—	4,032	—
Net income (loss), as adjusted	$1,544	$1,628	$3,204	$(3,458)

(1) During the third quarter of 2018, we performed an analysis of our inventory reserves in connection with our recent new product introductions and acquisitions and recorded a charge of $4.7 million, or approximately 5% of total inventory, increasing our reserve for excess and obsolete inventory based on the determination that quantities on-hand for certain legacy products exceeded our revised sales projections.

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Net (loss) income per share - Diluted, as reported	$(0.15)	$0.10	$(0.05)	$(0.21)
Inventory reserve charge (1)	$0.27	$—	$0.27	$—
Income tax expense on inventory reserve charge	(0.03)	—	(0.03)	—
Total inventory reserve charge after tax	0.24	—	0.24	—
Net income (loss) per share - Diluted, as adjusted	$0.09	$0.10	$0.19	$(0.21)

(1) During the third quarter of 2018, we performed an analysis of our inventory reserves in connection with our recent new product introductions and acquisitions and recorded a charge of $4.7 million, or approximately 5% of total inventory, increasing our reserve for excess and obsolete inventory based on the determination that quantities on-hand for certain legacy products exceeded our revised sales projections.